Exhibit 99.1

M  A  C  K  -  C  A  L  I    R  E  A  L  T  Y    C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Melanie Keenan

Senior Vice President

Rubenstein Associates

(212) 843-8092

MACK-CALI BOARD APPOINTS NEW DIRECTOR AND

AMENDS CORPORATE GOVERNANCE PRINCIPLES

Cranford, New Jersey—September 15, 2005—Mack-Cali Realty Corporation (NYSE: CLI) today announced that its Board of Directors has appointed Kenneth M. Duberstein, 61, as Class I director with a term expiring at the 2007 annual meeting of stockholders. The appointment fills the position left vacant by the June resignation of Martin Gruss.

Mr. Duberstein is currently chairman and chief executive officer of The Duberstein Group, a strategic planning and consulting company based in Washington, D.C. He serves on the Board of Governors of the NASD; the Board of Directors of Fannie Mae, The Boeing Company, ConocoPhilips, and The St. Paul Companies, Inc.; and a wide range of commissions, task forces and volunteer boards. Previously he served as chief of staff to President Ronald Reagan in 1988-89 and held other positions in the Reagan, Ford and Nixon administrations.

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “We’re very pleased to welcome Ken to our Board. His vast experience as a leader both in the private and public sectors will prove to be a great resource to our Company.”

The Board also voted to amend and restate its corporate governance principles to adopt a majority vote standard for elections of persons to the Board in an uncontested election. The amendments were adopted in response to a stockholder proposal approved in June.

The new principles provide that if, in any uncontested election of directors, a director nominee has a greater number of votes “withheld” from his or her election than votes cast “for” his or her election, such director nominee shall tender his or her resignation for consideration by the Board’s Nominating and Corporate Governance Committee, which in turn would recommend to the full Board whether the resignation should be accepted. These amended and restated corporate governance principles are available on Mack-Cali’s Web site at http://www.mack-cali.com/investors/governanceprinciples.pdf.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 271 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.2 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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